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                                  SCHEDULE "A"

The Corporation is authorized to issue, as a series of Preferred Shares, 12,000,000 shares designated as Preferred Shares, Series A ("SERIES A SHARES") with the rights, privileges, restrictions and conditions set out below:

In these provisions:

     (a)  "BOARD" means the board of directors of the Corporation;

     (b) "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a day observed as a holiday under the laws of the Province of Ontario;

     (c)  "COMMON SHARES" means common shares in the capital of the Corporation;

     (d)  "CONVERSION PRICE" has the meaning set forth in Section 4;

     (e)  "CORPORATION" means the corporation governed by these articles;

     (f) "EXCHANGE" means the Toronto Stock Exchange or, if the Common Shares are not listed on such stock exchange, such other stock exchange or over-the-counter market which is the principal market (measured by volume of shares traded in the preceding fiscal quarter) for the Common Shares at the time any calculation is being made;

     (g)  "ORIGINAL ISSUE DATE" shall mean December 19, 2003;

     (h) "PERSON" means any individual, body corporate, partnership, firm, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, a government or any department or agency thereof, and the heirs, executors, administrators and other legal representatives of an individual;

     (i) "SUBSCRIPTION PRICE" means, in respect of a Series A Share, the subscription price paid for such Series A Share or the effective issue price of such Series A Share issued as a stock dividend, as applicable;

     (j) "HOLDER" in respect of shares held by joint holders, means all such joint holders;

     (k) "THESE PROVISIONS" means the provisions of this item of these articles of the Corporation as amended or supplemented from time to time;

     (l) the expression "section" followed by a number means and refers to the specified section of these provisions; and

     (m) the rate of exchange for determining the Canadian dollar equivalent in United States dollars (or vice versa) on any particular day shall be based on the Bank of Canada's noon rate of exchange on such day.

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                                      -2-

1.   VOTING RIGHTS

In addition to any voting rights the holders of Series A Shares may have under applicable law, on all matters submitted to a vote of holders of Common Shares, a holder of Series A Shares shall be entitled to the number of votes equal to the number of Common Shares into which the Series A Shares are convertible on the record date for such vote (whether or not so converted) and in all ways shall have voting rights and powers equal to the voting rights and powers of the Common Shares, including the right to receive notice of, and to attend and vote at, all meetings of shareholders of the Corporation.

2.   DIVIDENDS

     (a) Each holder of outstanding Series A Shares, in priority to all other shares of the Corporation, including, without limitation, the Common Shares, shall be entitled to receive, and the Corporation shall pay thereon, cumulative preferential dividends in cash at the rate of 6% per annum (less the amount of any tax or other amounts required by applicable law to be deducted or withheld by the Corporation) calculated on the aggregate Subscription Price of such shares. Such dividends shall accrue on outstanding Series A Shares cumulatively, on a daily basis, commencing on their date of issuance and shall be payable semi-annually on January 1 and July 1 in each year (each a "DIVIDEND PAYMENT DATE"), commencing on July 1, 2004 for the period from the Original Issue Date to such first payment date.

     (b) Notwithstanding Section 2(a), if (i) the Corporation does not pay all or any part of the cash dividend described in Section 2(a) to the holders of Series A Shares within seven days after any Dividend Payment Date and (ii) the volume weighted average trading price of the Common Shares on the Exchange for the five most recent days on which Common Shares traded on the Exchange ending on the trading day immediately prior to the relevant Dividend Payment Date is equal to or less than US$1.76 (or the Canadian dollar equivalent thereof), the Corporation shall pay forthwith, but in no event later than the 15th day following the Dividend Payment Date, such accrued and unpaid dividends by way of a stock dividend payable in additional fully paid and non-assessable Series A Shares. The value of any stock dividend shall be an amount equal to the total U.S. dollar amount of accrued and unpaid dividends and the number of Series A Shares issued shall be such amount (less the amount of any tax or other amounts required by applicable law to be deducted or withheld by the Corporation) divided by US$1.50. If the Corporation is prohibited from paying a stock dividend because the volume weighted average trading price of the Common Shares on the Exchange is greater than US$1.76 (or the Canadian dollar equivalent thereof)as aforesaid in respect to a Dividend Payment Date, but, subsequent thereto, the volume weighted average share price of the Common Shares on the Exchange over any five consecutive days on which Common Shares traded on the Exchange is equal to or less than US$1.76 (or the Canadian dollar equivalent thereof), the holder of any Series A Shares may send a written notice to the Corporation requiring the Corporation to pay any stock dividends which were due on any preceding Dividend Payment Date which were not paid due to the restriction contained in Section 2(b)(ii) above (the "MARKET ADJUSTMENT NOTICE") and the Corporation shall pay such stock

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                                      -3-

          dividend to such holder of Series A Shares within five business days of receiving such notice. Unless the Board otherwise determines, holders of Series A Shares shall receive cash in lieu of any fractional interests in shares to which they would otherwise be entitled pursuant to any stock dividend. Notwithstanding the foregoing, in no circumstances shall the number of Series A Shares issued as a stock dividend pursuant to this Section 2(b), when combined with the number of Common Shares issued in respect of accrued and unpaid dividends on conversion of any Series A Shares exceed an aggregate of 2,000,000 shares, subject to any adjustments for any subdivisions or consolidation of the Common Shares or Series A Shares.

     (c) If dividends on any Series A Shares are not paid in additional Series A Shares as provided in Section 2(b) above as a result of either (i) the 2,000,000 share limit having been reached or (ii) the volume weighted average trading price of the Common Shares on the Exchange exceeding the limit set forth in subsection 2(b)(ii) hereof, provided that the Corporation has not received a Market Adjustment Notice, such dividends, or the unpaid part thereof, shall be payable in cash and shall compound at the rate provided for in Section 2(a).

     (d) The holders of Series A Shares shall not be entitled to any dividends other than, or in excess of, the dividends provided for in this
          Section 2.

     (e) No dividends shall at any time be declared or paid or set apart for any other shares of the Corporation if the Corporation fails to pay, for any reason whatsoever, any dividends as provided for in Sections 2(a) and (b) hereof.

3.   LIQUIDATION, DISSOLUTION OR WINDING-UP

In the event of the liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary, the holders of Series A Shares shall be entitled to receive on a pro rata basis in accordance with the total number of Series A Shares held by such holders and prior and in preference to any distribution of any of the assets and property of the Corporation to the holders of all other shares of all classes of the Corporation, including, without limitation, the Common Shares, an amount equal to the aggregate Subscription Price plus all accrued and unpaid cumulative dividends in respect of such Series A Shares, whether or not such dividends have been declared and which for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last period for which dividends have been paid up to the date of determination (the "REDEMPTION PRICE") (less the amount of any tax or other amounts required by applicable law to be deducted or withheld by the Corporation). If the amount available for such distribution is insufficient to pay the Redemption Price on all outstanding Series A Shares, the assets available for distribution shall be distributed among the holders of the Series A Shares on a pro rata basis in accordance with the number of Series A Shares held by such holders in priority to all other shares of the Corporation.

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                                       -4-

4.   CONVERSION.

The Series A Shares shall be subject to the following conversion rights:

     (a) Right of the Holder to Convert. Each Series A Share shall be convertible, at the option of the holder thereof, at any time, and from time to time, after the date of issuance of such share, at the registered office of the Corporation or any transfer agent for such shares, into such number of fully paid and nonassessable Common Shares as is determined by dividing the Redemption Price applicable to such share by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which Common Shares shall be deliverable upon conversion of the Series A Shares (the "CONVERSION PRICE") shall initially be US$1.50 per Common Share. Such initial Conversion Price shall be adjusted as hereinafter provided. The maximum aggregate number of Common Shares which may be issued on conversion of any accrued and unpaid dividends forming part of the Redemption Price of the Series A Shares so converted, when combined with Series A Shares issued as a stock dividend in respect of accrued and unpaid dividends on the Series A Shares, shall not exceed a total of 2,000,000 shares, subject to any adjustments for any subdivisions or consolidations of the Common Shares or Series A Shares.

     (b) Right of the Corporation to Require Conversion. Each Series A Share shall be convertible at the option of the Corporation, at any time following the first anniversary of the Original Issue Date, in the following circumstances:

          (i) the Corporation may require the conversion of 25% of the Series A Shares held by each holder into Common Shares if a board lot (as determined by the Exchange) of Common Shares has not traded at or below US$3.00 (or the Canadian dollar equivalent thereof) on the Exchange for 30 consecutive trading days;

          (ii) the Corporation may require the conversion of an additional 25% of the Series A Shares held by each holder into Common Shares if a board lot (as determined by the Exchange) of the Common Shares has not traded at or below US$3.50 (or the Canadian dollar equivalent thereof) on the Exchange for 30 consecutive trading days;

          (iii) the Corporation may require the conversion of an additional 25% of the Series A Shares held by each holder into Common Shares if a board lot (as determined by the Exchange) of the Common Shares has not traded at or below US$3.75 (or the Canadian dollar equivalent thereof) on the Exchange for 30 consecutive trading days; and

          (iv) the Corporation may require the conversion of an additional 25% of the Series A Shares held by each holder into Common Shares if a board lot (as determined by the Exchange) of the Common Shares has not traded at or below US$4.00 (or the Canadian dollar equivalent thereof) on the Exchange for 30 consecutive trading days.

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                                      -5-

                 The right of the Corporation to require the conversion of Series A Shares as described above must be exercised by the Corporation within 15 days of such right arising, failing which the Corporation will have no further rights in respect to such 30 consecutive trading day period, provided that such rights will be available for any subsequent 30 consecutive trading day period.

                 The conversion price of any Series A Shares converted pursuant to this Section 4(b) shall be the Conversion Price on the date the Corporation sends the notice requiring conversion as described in Section 4(d).

     (c) Mechanics of Conversion by the Holder. To convert Series A Shares into Common Shares, the holder must first surrender the certificate or certificates for those Series A Shares, duly endorsed, at the registered office of the Corporation or of any transfer agent for such shares, and give notice in writing to the Corporation at such office that the holder elects to convert those shares. This notice shall also state the name or names in which the holder wishes the certificate or certificates for Common Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Shares, a certificate or certificates for the number of Common Shares to which the holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the Series A Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date. If some but not all Series A Shares represented by the certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of Series A Shares which were not converted.

     (d) Mechanics of Conversion at the Request of the Corporation. In order to exercise its right to require conversion of Series A Shares as described in Section 4(b), the Corporation shall send a notice in writing to each registered holder of Series A Shares specifying a date for conversion not less than 10 days and not more than 30 days after the date the Corporation sends such notice. Such conversion shall be deemed to have been made immediately prior to the close of business on the date selected for conversion by the Corporation, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date. Upon surrender of the certificate or certificates for Series A Shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, the Corporation shall, as soon as practicable thereafter issue and deliver at such office to such holder of Series A Shares, a certificate or certificates for the number of Common Shares to which such holder is entitled. If some but not all Series A Shares represented by the certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of Series A Shares which were not converted.

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                                      -6-

     (e) Adjustments to Conversion Prices for Share Dividends and for Combinations or Subdivisions of Common Shares. If the Corporation at any time or from time to time after the Original Issue Date declares or pays, without consideration, any dividend on the Common Shares payable in Common Shares or in any right to acquire Common Shares for no consideration, or effects a subdivision of the outstanding Common Shares into a greater number of Common Shares (by share split, reclassification or otherwise than by payment of a dividend in Common Shares or in any right to acquire Common Shares), or if the outstanding Common Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, then the Conversion Price for the Series A Shares in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

     (f) Adjustments for Reclassification and Reorganization. If the Common Shares are changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(e)), then each Series A Share shall, concurrently with the effectiveness of such reorganization or reclassification, be convertible into, in lieu of the number of Common Shares which the holders would otherwise have been entitled to receive, the kind and number of shares of such other class or classes of shares resulting from that reorganization or reclassification to which a holder of the number of Common Shares deliverable upon conversion of the Series A Shares would have been entitled upon that reorganization or reclassification. The provisions of this Section 4(f) shall apply to successive reorganizations or reclassifications.

     (g) Certificates as to Adjustments. Whenever there is an adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Shares a certificate executed by the Corporation's Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
          (ii) the Conversion Price for the Series A Shares at the time in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Shares.

     (h)  Notices of Record Date. If the Corporation proposes at any time:

          (i) to declare any dividend or distribution upon its Common Shares, whether in cash, property, shares or other securities;

          (ii) to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of shares of any class or series or other rights;

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                                      -7-

          (iii) to effect any reclassification or recapitalization of its Common Shares outstanding; or

          (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

          then, in connection with each such event, the Corporation shall send to the holders of Series A Shares: (1) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Shares shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon the occurrence of such event).

     (i) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the shares of the Series A Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Shares.

     (j) Fractional Shares. No fractional share shall be issued upon the conversion of any Series A Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Series A Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Share, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

     (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of Series A Shares shall be deemed given if mailed, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation

5.   REDEMPTION AT THE OPTION OF THE HOLDER

     (a) At any time, and from time to time, on or after January 1, 2009, a holder of Series A Shares shall have the right, at his or her option, to require the Corporation to redeem all, or any part of, such shares which are registered in such holder's name on the books of the Corporation at the Redemption Price except for those for which the Corporation has sent a notice of conversion pursuant to Section 4(b). Such right shall be exercised by the registered holder delivering to the Corporation at its registered office:

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                                      -8-

          (i)  a notice in writing executed by such holder specifying:

               (A) the number of Series A Shares which such holder wishes to have redeemed by the Corporation; and

               (B) the business day (the "RETRACTION DATE") on which such holder wishes to have the Corporation redeem such shares, provided that the Retraction Date must be at least 10 days after notice is given by such holder; and

          (ii) a share certificate or certificates representing such shares, duly endorsed, which such holder wishes to have the Corporation redeem.

     (b) Upon receipt of the documents set out in Sections 5(a)(i) and (ii) above, the Corporation shall, on the Retraction Date, pay the Redemption Price (less the amount of any tax or other amounts required by applicable law to be deducted or withheld by the Corporation) for each Series A Share to be redeemed. Payment in respect of Series A Shares being redeemed pursuant to this Section 5 shall be made by cheque payable to the holders thereof in lawful money of the United States. Such cheques shall be made available not later than 10 business days after the Retraction Date, to be picked up by Series A Holders who have elected to have shares redeemed, at the place where the certificate or certificates representing such shares were surrendered if such holder has indicated in the said instructions that he wishes to pick up such cheque. Otherwise, the Corporation shall mail by prepaid first class mail such cheques on or before 10 business days after the Retraction Date to the Series A Holders whose Series A Shares are being redeemed at their last addresses as shown on the books of the Corporation. From and after the Retraction Date, the Series A Shares presented and surrendered for redemption pursuant to this Section 5 shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of their other rights as shareholders in respect thereof unless payment of the Redemption Price (less the amount of any tax or other amounts required by applicable law to be deducted or withheld by the Corporation) provided for in this Section 5 is not made as aforesaid, in which case the rights of the holders shall remain unaffected.

     (c) If the Corporation is not permitted, by insolvency provisions or other provisions of applicable law to redeem all of the Series A Shares duly tendered pursuant to the optional redemption right provided for herein, the Corporation shall redeem only the maximum number of Series A Shares (rounded to the next lower multiple of 100 shares) which the Corporation is then permitted to redeem. Such redemption will be made pro rata (disregarding fractions of shares) from each holder of tendered Series A Shares according to the number of Series A Shares tendered for redemption by each such holder and the Corporation shall issue and deliver to each such holder a new share certificate, at the expense of the Corporation, representing the Series A Shares not redeemed by the Corporation.

     (d) If the Corporation fails to redeem, because of insolvency provisions or other provisions of applicable law all of the Series A Shares duly tendered pursuant to the optional redemption right provided for herein, then the Corporation shall

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                                      -9-

          redeem on each Dividend Payment Date thereafter from the Series A Shares tendered by the holders thereof on or before the 15th day preceding such Dividend Payment Date for redemption in the same manner as set forth in this Section 5 , the lesser of: (i) the number of Series A Shares so tendered; and (ii) the number of Series A Shares (rounded to the next lower multiple of 100 shares and selected pro rata from each holder of Series A Shares so tendered according to the number of Series A Shares so tendered by each such holder) which the Corporation is then permitted to redeem.

     (e) Series A Shares which have been redeemed by the Corporation pursuant to this Section 5 shall be cancelled.